EXHIBIT 10.4

Form of Acknowledgment and Consent and Summary of Key Terms
for Stock Option Grants, RSUs and TSRUs

[Acknowledgement and Consent excerpted from the Grant Agreement document]

A.
Data Privacy. For Participants outside the U.S., you acknowledge receipt of the Employee Personal Information Protection Notice, which was previously provided by your local HR. The Notice governs the collection, use and transfer of your personal information to Fidelity Stock Plan Services (or any other broker designated by Pfizer), or their respective agents, which is necessary for your participation in the Plan. A hard copy of the Notice may be obtained from Pfizer.

B.	Nature of Grant. In accepting the 2018 Award, you acknowledge, understand and agree that:

i.	The Plan is established voluntarily by Pfizer, it is discretionary in nature and it may be modified, amended, suspended or terminated by Pfizer at any time as set forth in the Plan.

ii.
The grant of the 2018 Award is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past.

iii.	All decisions with respect to future Award grants, if any, will be at the sole discretion of Pfizer.

iv.	You voluntarily participate in the Plan.

v.	The future value of the underlying shares is unknown, indeterminable and cannot be predicted with certainty.

vi.	The 2018 Award and the shares subject to the 2018 Award, and the income and value of same, are not intended to replace any pension rights or compensation.

vii.	If the underlying shares do not increase in value, the 2018 Award may have no value or may decrease in value, as applicable.

viii.
The 2018 Award and the shares subject to the 2018 Award, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

ix.
For purposes of the 2018 Award, your employment or other services will be considered terminated as of the date you are no longer actively providing services to Pfizer or your Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, any applicable collective agreement or the terms of your employment agreement, if any) and subject to the terms and conditions set forth in the Points of Interest document, your right to vest in Awards under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under local law, any applicable collective agreement or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your 2018 Award (including whether you may still be considered to be providing services while on an approved leave of absence).

x.
Unless otherwise provided in the Plan or by Pfizer in its discretion, the 2018 Award and the benefits evidenced by this Agreement do not create any entitlement to have the 2018 Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting Pfizer’s shares.

xi.
Unless otherwise agreed with Pfizer, the 2018 Award and the shares subject to the 2018 Award, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate of Pfizer.

xii.	Pfizer is not providing any tax, legal or financial advice, nor is Pfizer making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares.

xiii.	You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

xiv.	The following provisions apply only if you provide services outside the United States:

a.	The 2018 Award and the shares subject to the 2018 Award are not part of normal or expected compensation for any purpose.

b.
No claim or entitlement to compensation or damages shall arise from forfeiture of the 2018 Award resulting from your ceasing to provide employment or other services to Pfizer or your Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed, any applicable collective agreement or the terms of your employment agreement, if any). In consideration of the grant of the 2018 Award, you agree not to institute any claim against Pfizer and/or your Employer or any other Affiliate.

c.
Pfizer and/or your Employer and any other Affiliate shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the 2018 Award or of any amounts due to you pursuant to the settlement of the 2018 Award or the subsequent sale of any shares acquired under the 2018 Award.

C.
No Contract of Employment. The 2018 Award is not a contract of employment between the Company and you. You retain the right to terminate your employment with Pfizer or one of its Affiliates as applicable, and Pfizer and its Affiliates as applicable, retain the right to terminate or modify the terms of your employment, subject to any rights retained by either party under your employment agreement, if you have an employment agreement, and no loss of rights, contingent or otherwise, under this 2018 Award upon termination of employment shall be claimed by you as an element of damages in any dispute over such termination of employment.

D.	Non-transferability of 2018 Award. The 2018 Award is not transferable by you other than by Will or the laws of descent and distribution.

E.
Rights as a Stockholder. Neither the Participant nor any person claiming under or through the Participant shall have any rights or privileges as a stockholder of Pfizer in respect of any shares of Pfizer common stock deliverable pursuant to the 2018 Award, unless and until such shares have been issued upon settlement of the 2018 Award.

F.
Compliance with Laws and Regulations. The 2018 Award and the obligation of Pfizer to issue or deliver shares hereunder shall be subject in all respects to (i) all applicable federal, state and local laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the 2018 Award may not be settled if its settlement, or the receipt of shares pursuant thereto, would be contrary to applicable law. If at any time Pfizer determines, in its discretion, that the listing, registration or qualification of shares upon any national securities exchange or under any state, federal or local law, or the consent or approval of any governmental regulatory body, is necessary or desirable, Pfizer shall not be required to deliver any certificates for shares to the Participant or any other person pursuant to this Agreement, unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

G.
Electronic Delivery and Acceptance. Pfizer may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Pfizer, Fidelity Stock Plan Services or another third party designated by Pfizer.

H.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

I.
Termination of Employment Due to Retirement. Notwithstanding the definition of Retirement set forth above, if Pfizer receives an opinion of counsel that there has been a legal judgment and/or legal development in your jurisdiction that would likely result in the favorable retirement treatment that applies to the 2018 Award being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable retirement treatment at the time of your separation from your Employer or Pfizer and your 2018 Award will be treated as it would under the rules that apply if your employment with your Employer or Pfizer ends for the reasons set forth in Section II(A) (Not Retirement Eligible) of this Agreement.

J.
Governing Law and Venue. The 2018 Award and the provisions of this Agreement are governed by, and subject to, United States federal and New York State law, except for the body of law pertaining to conflict of laws, as provided in the Plan, and the requirements of the New York Stock Exchange. For purposes of litigating any dispute that arises under the 2018 Award or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

K.
Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and your country of residence, which may affect your ability to acquire or sell shares or rights to shares (e.g., the 2018 Award) under the Plan during such times as you are considered to have “inside information” regarding Pfizer (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of Pfizer. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal legal advisor on this matter.

L.
Foreign Asset/Account Reporting Requirements, Exchange Controls and Tax Requirements. Your country may have certain foreign asset and/or account reporting requirements and exchange controls, which may affect your ability to acquire or hold shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares. You acknowledge that it is your responsibility to be compliant with all such requirements, and that you should consult your personal legal and tax advisors, as applicable, to ensure compliance.

M.
Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

N.
Additional Terms and Conditions that Apply to Grants in Certain Countries & Imposition of Other Requirements. Any Awards granted to you under the Plan are also subject to the additional terms and conditions for your country, if any, as set forth in Part 10 of the Points of Interest document available on HR On Demand > Compensation & Stock > Stock Awards > Document Library. Moreover, if you relocate to one of the countries subject to additional terms and conditions, the additional terms and conditions for such country will apply to you to the extent that Pfizer determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Pfizer reserves the right to impose any additional country-specific and/or other requirements on your participation in the Plan, on the 2018 Award, including requiring the immediate forced sale of shares issuable upon settlement, and on any shares acquired under the Plan to the extent Pfizer determines it is necessary or advisable for legal or administrative reasons, and to require you to accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.

O.
Waiver. You acknowledge that a waiver by Pfizer of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by yourself or any other participant.

[Summary of Key Terms (excerpted from Points of Interest document) for Key Employee Stock Option Grants, RSUs and TSRUs]

Employment Change Due To:	Vested Stock Options	Unvested Stock Options	Unvested RSUs	Vested TSRUs	Unvested TSRUs
Termination of Employment
… for reasons other than death, total and permanent disability, retirement, restructuring, without cause within 24 months following a change in control, or Cause	… expire three months following the date of termination, but not beyond the expiration date of the grant.	…are forfeited on the date of termination.	… are forfeited on the date of termination.	… are settled on the Settlement Date.	… are forfeited on the date of termination.

… for Cause	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.	… are forfeited on the date of termination and previously paid amounts may be subject to repayment.
Retirement
	… may be exercised for the remainder of the full term of the grant.	…are forfeited if you retire prior to the first anniversary of the date of grant.	… are forfeited if retirement is prior to first anniversary of date of grant.	… are settled on the Settlement Date.	… are forfeited if retirement is prior to first anniversary of date of grant.

… will continue to become exercisable according to the schedule provided in this POI document if you retire on or after the first anniversary of the date of grant. Generally, you will have the remainder of the stock option term to exercise the stock options.
			…. if retirement is on or after the first anniversary of the date of grant, will continue to vest and be paid according to the schedule in this POI document.		… if retirement is on or after the first anniversary of date of grant, will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.
While on approved Leave of Absence	… may be exercised for the remainder of the stock option term.	…will continue to become exercisable according to the schedule provided in this POI document.	... will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.

Employment Change Due To:	Vested Stock Options	Unvested Stock Options	Unvested RSUs	Vested TSRUs	Unvested TSRUs
Total and Permanent Disability and Approved for Long-Term Disability by Termination	… may be exercised for the remainder of the stock option term.	… vest as of the date of the event and immediately become exercisable for the remainder of the term.	… will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.
Termination of Employment Sale of Business/Plant Closing/Restructuring and
… not eligible for retirement	… may be exercised up to three months from the date of event, but not beyond the expiration date of the grant.	… vest as of the date of the event and immediately become exercisable for up to three months from the date of the event but not beyond the expiration date of the grant.	… a prorated portion will be paid.	… are settled on the Settlement Date.	… a prorated portion will continue to vest according to the schedule in this POI document and are settled on the Settlement Date.

… eligible for retirement and the event is prior to the first anniversary of grant date	… not applicable.	… become immediately exercisable for up to three years from the date of the event but not beyond the expiration date of the grant.	… a prorated portion will be paid.	… are settled on the Settlement Date.	… a prorated portion will continue to vest according to the schedule in this POI document and are settled on the Settlement Date.

… eligible for retirement and the event is after first anniversary of grant date	… may be exercised for the remainder of the full term of the grant.	... will continue to become exercisable, for up to the full term of the grant, according to the schedule provided in this POI document.	… will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and are settled on the Settlement Date.

Employment Change Due To:	Vested Stock Options	Unvested Stock Options	Unvested RSUs	Vested TSRUs	Unvested TSRUs
Involuntary Termination of Employment without cause within 24 months following a change in control	… may be exercised for the remainder of the full term of the grant.	… vest immediately become exercisable for the remainder of the term.	… will continue to vest and be paid according to the schedule in this POI document.	… are settled on the Settlement Date.	… will continue to vest according to the schedule in this POI document and will be settled on the Settlement Date.
Death while still employed with the Company, and	… may be exercised by your estate or the person you name in your Will, as the case may be.	… vest as of the date of death and immediately become exercisable by your estate or person you name in your Will, as the case may be.	… regardless of retirement eligibility, vest as of the date of death and are immediately paid to your estate or the person you name in your Will, as the case may be.	... regardless of retirement eligibility, immediately settled. Payment is made to your estate or the person you name in your Will, as the case may be.	... regardless of retirement eligibility, vest as of the date of death and immediately settled. Payment is made to your estate or the person you name in your Will, as the case may be.

…not eligible for retirement	… may be exercised up to two years from the date of your death, but not beyond the expiration date of the grant.	… may be exercised up to two years from the date of your death, but not beyond the expiration date of the grant.

…eligible for retirement	… may be exercised up to the remainder of the full term of the grant.	… may be exercised up to the remainder of the full term of the grant.
Death after Retirement	… may be exercised by your estate or the person you name in your Will, for the remainder of the full term of the grant.	… vest as of the date of death and immediately become exercisable by your estate or the person you name in your Will, for the remainder of the full term of the grant.	… vest as of the date of death and are immediately paid to your estate or the person you name in your Will, as the case may be.	... immediately settled. Payment is made to your estate or the person you name in your Will, as the case may be.	... vest as of the date of death and immediately settled. Payment is made to your estate or the person you name in your Will, as the case may be.